Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

between

JTH TAX, INC.

ENVEST VENTURES I, LLC

and

CERTAIN STOCKHOLDERS OF JTH TAX, INC.

JULY 30, 2001

TABLE OF CONTENTS

1. DEFINITIONS	1

2. REGISTRATION RIGHTS	4

2.1 DEMAND REGISTRATION	4

2.2 PIGGYBACK REGISTRATION	6

2.3 OBLIGATIONS OF THE COMPANY	7

2.4 CONDITIONS TO PARTICIPATION	8

2.5 EXPENSES OF REGISTRATION	9

2.6 INDEMNIFICATION	9

2.7 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934	11

2.8 ASSIGNMENT/TRANSFER OF REGISTRATION RIGHTS	12

2.9 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS	12

2.10 TERMINATION OF REGISTRATION RIGHTS	12

2.11 TERMINATION OF PRIOR RIGHTS	12

3. RIGHT OF CO-SALE	12

3.1 CO-SALE NOTICE	12

3.2 RIGHT TO PARTICIPATE	12

3.3 EXTENT OF CO-SALE RIGHT	13

3.4 DELIVERY OF SHARES BY INVESTOR	13

3.5 FUTURE EXERCISES OF CO-SALE RIGHT	13

3.6 EXTENT OF CO-SALE RIGHT	13

4. PREEMPTIVE RIGHTS	14

4.1 PREEMPTIVE RIGHTS	14

4.2 PREEMPTIVE RIGHTS NOTICE	15

4.3 TERMINATION	15

5. PUT RIGHT	15

5.1 EXERCISE OF PUT	15

5.2 PUT EVENT	16

6. COVENANTS	16

6.1 FINANCIAL STATEMENTS AND REPORTS	16

6.2 MAINTENANCE OF BOOKS AND RECORDS, INSPECTION	17

6.3 INSURANCE	17

6.4 TAXES AND ASSESSMENTS	17

6.5 COMPANY EXISTENCE; FRANCHISES	17

6.6 COMPLIANCE WITH LAW AND AGREEMENTS	17

6.7 ACCESS TO COMPANY REPRESENTATIVES	17

6.8 NOTICE OF LITIGATION	18

6.9 ERISA PLANS	18

6.10 MERGER OF THE COMPANY	18

6.11 AFFILIATED TRANSACTIONS	18

7. DISTRIBUTION RESTRICTIONS	19

8. MISCELLANEOUS	19

8.1 SUCCESSORS AND ASSIGNS	19

8.2 GOVERNING LAW	19

8.3 HEADINGS AND CAPTIONS	19

8.4 NOTICES	19

8.5 AMENDMENTS AND WAIVERS	21

8.6 SEVERABILITY	21

8.7 ENTIRE AGREEMENT	21

8.8 COUNTERPARTS	21

8.9 TERMINATION	21

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of July 30, 2001, by and between JTH TAX, INC., a Delaware corporation (the “Company”), ENVEST VENTURES I, LLC (the “Investor”), and, for the purpose of Section 3 of this Agreement, JOHN T. HEWITT (“Hewitt”), and for the purposes of Sections 2 and 4 of this Agreement, EDISON VENTURE FUND I, LLC, a Virginia limited liability company (“Edison”) and SCOTT LAKE HOLDING LTD. (“Scott Lake”).

RECITALS

A.                                   The Company and the Investor are parties to a Loan and Security Agreement of even date herewith (the “Loan Agreement”) pursuant to which the Investor has loaned $2,000,000 to the Company (the “Loan”).

B.                                     The Company has issued to the Investor a Stock Purchase Warrant of even date herewith (the “Warrant”) granting the Investor the right to purchase 46,340 (subject to adjustment) shares of the Class A Common Stock of the Company (the “ Investor Shares”).

C.                                     The Company has previously issued to the Investor 25,000 shares of its Class B Preferred Stock (the “Investor Preferred Shares”).

D.                                    The Company has previously issued to Edison and Scott Lake 160,000 shares and 30,000 shares, respectively, of its Class A Convertible Preferred Stock (the “Class A Preferred Shares”).

E.                                      In order to induce the Company to enter into the Loan Agreement and to issue the Warrant and to induce the Investor to make the Loan and to acquire the Warrant, the Company, the Investor and each of Hewitt, Edison and Scott Lake hereby agree that this Agreement shall govern the rights of the Investor, Edison and Scott Lake, to cause the Company to register certain shares held by Investor, Edison and Scott Lake and certain other matters as set forth herein.

AGREEMENT

1.  Definitions.

For the purposes of this Agreement:

1.1                                 “1933 Act” means the Securities Act of 1933, as amended.

1.2                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.3                                 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.

1.4                                 “Approved Affiliates” shall have the meaning given in Section 3.6.3(a). .

1.5                                 “Class A Preferred Holders” shall mean Holders of the Company’s Class A Convertible Preferred Stock.

1.6                                 “Corporate Equity Value” shall have the meaning given in Section 5.1.

1.7                                 “Corporate Value” shall have the meaning given in Section 5.1.

1.8                                 “Co-Sale Notice” shall have the meaning given in Section 3.1.

1.9                                 “Co-Sale Right” shall have the meaning given in Section 3.2.

1.10                           “EBITDA” shall have the meaning given in Section 5.1.

1.11                           “ERISA” shall have the meaning given in Section 6.9.

1.12                           “Excluded Shares” means (a) shares of Class A Common Stock issued or issuable to officers of the Company and to consultants and other providers of services to the Company pursuant to (x) the Company’s existing stock option plan, and (y) to future stock option plans of the Company, provided that the number of shares subject to grants made during any fiscal year of the Company shall not exceed two percent (2%) of the then outstanding Shares, calculated on a fully-diluted basis; (b) shares of Class A Common Stock issued or issuable to non-employee directors of the Company pursuant to the Company’s stock plans or options therefor, provided that any such director receives no more than 2,500 shares subject to options in any 12-month period; (c) shares of Class A Common Stock issued upon the conversion of Class A or Class B Convertible Preferred Stock of the Company; (d) shares of Class A Common Stock issued or issuable upon the conversion of the Class B Common Stock of the Company; (e) shares of capital stock issued in a Qualified Public Offering; or any public offering subsequent to a Qualified Public Offering; (f) shares issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other Person; (g) with respect to Envest (but not the Class A Preferred Holders) (i) up to 260,000 shares of Common Stock issued or issuable to Scott Lake and Data Tax, Inc. or their designees, or (ii) shares of Common Stock issued or issuable to Edison in connection with its exercise of preemptive rights with respect to the shares issued pursuant to subsection (i) above; and (h) shares of Class A Common Stock issued or issuable upon the exercise of the Warrant.

1.13                           “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14                           “GAAP” shall have the meaning given in Section 6.1.

1.15                           “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof.

1.16                           “Initiating Holders” shall have the meaning given in Section 2.1.2.

1.17                           “Permitted Transfer” shall have the meaning given in Section 3.6.3(a).

1.18                           “Permitted Transferee” shall have the meaning given in Section 3.6.3(a).

1.19                           “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

1.20                           “Piggyback Notice” shall have the meaning given in Section 2.2.

1.21                           “Plan” shall have the meaning given in Section 6.9.

1.22                           “Preemptive Rights Notice” shall have the meaning given in Section 4.2.

1.23                           “Prospectus” means any prospectus that is part of a Registration Statement, together with all amendments or supplements thereto.

1.24                           “Put Date” shall have the meaning given in Section 5.1.

1.25                           “Put Event” shall have the meaning given in Section 5.2.1.

1.26                           “Qualified Public Offering” means an underwritten public offering of the Company’s Class A Common Stock with net proceeds to the Company of Fifteen Million Dollars ($15,000,000) or more and a price to the public sufficient to cause the aggregate market value of the Company’s outstanding Class A Common Stock (including all securities convertible into or exercisable for Class A Common Stock) to exceed Thirty Million Dollars ($30,000,000).

1.27                           “Redemption Price” shall have the meaning given in Section 5.1.

1.28                           “Register”, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.29                           “Registration Request” shall have the meaning given in Section 2.1.1.

1.30                           “Registrable Securities” means (i) shares of Class A Common Stock issued and issuable upon exercise of the Warrant (the “Warrant Shares”), and (ii) shares of Class A Common Stock issued and issuable upon the conversion of Class A Convertible Preferred Stock or Class B Convertible Preferred Stock of the Company.  As of the date of this Agreement, the Registrable Securities consist of the following:

Holder	Number & Class of Shares Convertible into Registrable Securities

Investor	46,340 shares under the Warrant

Investor	25,000 shares Class B Convertible Preferred Stock

Edison	160,000 shares Class A Convertible Preferred Stock

Scott Lake	30,000 shares Class A Convertible Preferred Stock

1.31                           “Registration Statement” means any registration statement filed with the SEC in accordance with the 1933 Act, together with all amendments or supplements thereto.

1.32                           “Request Notice” shall have the meaning given in Section 2.1.1.1.

1.33                           “SEC” means the Securities and Exchange Commission.

1.34                           “Shares” means shares of any class of securities of the Company, as the context requires.

1.35                           “Violation” shall have the meaning given in Section 2.6.

2.  REGISTRATION RIGHTS

2.1  Demand Registration.

2.1.1.                     If the Company shall receive, at any time that is at least four (4) months after the effective date of a registration statement relating to an initial public offering of securities of the Company (other than a registration statement relating to a sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan), a written request from the Holders of at least 50% of the Registrable Securities then outstanding (provided that Envest shall be entitled to make one (1) such request without regard to whether the request is joined in by any other Holder) that the Company file a registration statement under the Act covering the registration of all or any portion of the Registrable Securities (a “Registration Request”), then the Company shall:

2.1.1.1.                                                            within twenty (20) days of the receipt of a Registration Request, give written notice of such request to all Holders (a “Request Notice”); and

2.1.1.2.                                                            as soon as practicable, effect the registration under the Act of all Registrable Securities held by all Holders that wish to participate in the registration and provide the Company with written requests for inclusion therein within fourteen (14) days after the receipt of the Request Notice, subject to the limitations of subsection 2.1.2 below.

2.1.2.                     If the Holders initiating a Registration Request hereunder (the “Initiating Holders”) desire to distribute the Registrable Securities covered by such Registration Request by means of an underwriting, they shall so advise the Company as a part of the Registration Request, and the Company shall include such information in the Request Notice. The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3.4) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, on a pro rata basis based on the total number of Registrable Securities then held by each Holder; provided, however, that the number of Shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  For any Holder that is a partnership, corporation or limited liability company, the partners, members and stockholders, retired partners and members and stockholders of such Holder, or the estates and family members of any such partners, members and stockholders and retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of shares carrying registration rights owned by all entities and individuals included in the definition of “Holder.”

2.1.3.                     Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders.

2.1.4.                     In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 after it has effected three (3) registrations pursuant hereto, provided that (i) in any event, and notwithstanding the 50% requirement specified in Section 2.1.1, each of Investor and Edison shall be entitled to be an Initiating Holder with respect to at least one (1) additional registration if they were not an Initiating Holder for any other registration, (ii) any registration in which Edison is not an Initiating Holder and that is made pursuant to a request by Envest permitted by Section 2.1.1. shall not act to reduce the number of registrations that may be initiated by Edison, and (iii) the Company may be required to effect up to six (6) registrations on Form S-3 (but not more than one during any six month period), or the equivalent, if the Company is then eligible to use that form; provided that the Company shall not be obligated to effect any such registration if the Holders, together with the holders of any other securities of the Company entitled to inclusion in the registration, propose to sell Registrable Securities and such other securities (if any) at a gross aggregate price to the public of less than $500,000.

2.2  Piggyback Registration.

2.2.1.                     The Company shall provide written notice (a “Piggyback Notice”) to all Holders of Registrable Securities at least thirty (30) days prior to filing any registration statement under the Act for purposes of effecting a public offering of securities of the Company, including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but specifically excluding registration statements relating to: (i) the Company’s initial public offering of securities of the Company; (ii) any registration under Section 2.1 of this Agreement; (iii) any registration pursuant to a reclassification of securities, merger, consolidation or acquisition of assets; or (iv) any employee benefit, dividend or interest reinvestment or other similar plan, and the Company shall afford each Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of shares of Registrable Securities such Holder wishes to include in the registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by the Company, the Holder shall nevertheless continue to have the right thereafter to include any Registrable Securities in any subsequent registration statement or registration statements that may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

2.2.2.                     If a registration statement under which the Company is required to give notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  Notwithstanding any other provision of this Agreement, if the underwriter advises the Holders that marketing factors require a limitation of the number of shares to be underwritten, then the underwriter may exclude the Registrable Securities from the registration and the underwriting, and the number of Shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in the registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement, and such Holders shall be excluded from the registration. For any Holder that is a partnership, corporation or limited liability company, the partners, members and stockholders, retired partners and members and stockholders of such Holder, or the estates and family members of any such partners, members and stockholders and retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of shares carrying registration rights owned by all entities and individuals included in the definition of “Holder.”

2.3  Obligations of the Company.

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall:

2.3.1.                     Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least fifty percent (50%) of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that then current securities regulations promulgated under the 1933 Act permit conducting an offering on a delayed or continuous basis.

2.3.2.                     Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement; provided, however, that except as contemplated by Section 2.3.1, the Company shall have no obligation to file an amendment or supplement following the expiration of the period that ends fifteen (15) months after the effective date of the registration statement.

2.3.3.                     Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

2.3.4.                     In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.3.5.                     Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.3.6.                     Cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

2.3.7.                     Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.3.8.  Use its best efforts to register or qualify all of the Registrable Securities under such other securities or blue sky laws of such jurisdiction as each Holder shall reasonably request, and do any and all other acts and things that may be necessary under such securities or blue sky laws to enable such Holder to consummate the public sale or other disposition in such jurisdiction of the Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction (provided that Company shall, if required by any such jurisdiction, consent to service of process with respect to matters arising out of the offering of Registrable Securities then being made) or (iv) qualify as a dealer in securities in any such jurisdiction.

2.3.9  Make available for inspection by any Holder, any underwriter participating in any disposition pursuant to such registration statements, and any attorney, accountant or other agent retained by any such Holder of at least 5% of the Registrable Securities, all financial and other records, pertinent corporate documents and properties of Company, and cause Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent and reasonably necessary for the purposes of such registration statement.

2.3.10  Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2 if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.4  Conditions to Participation.

No Holder may participate in any underwritten registration hereunder unless (i) such Holder agrees to sell such Holder’s Registrable Securities on the basis provided in any reasonable and customary form of underwriting arrangements approved by Company, (ii) such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) the Holders of a majority of the Registrable Securities shall have designated a single agent to act for them in connection with the registration.

2.5  Expenses of Registration.

All expenses incurred in connection with a registration pursuant to Sections 2.1 or 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel, reasonably acceptable to the Company, for the selling Holders (excluding underwriters’ discounts and commissions), shall be borne by the Company; provided, however, that any registration that is withdrawn at the request of the Holders of a majority of the Registrable Securities requested to be registered shall be deemed to be a registration for purposes of the limits on the numbers of registrations specified in Section 2.1.4 unless at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of the request for the registration and have withdrawn the request for the registration with reasonable promptness after learning of such material adverse change.

Each Holder participating in a registration pursuant to Sections 2.1 or 2.2 shall bear such Holder’s proportionate share (based on the total percentage Shares sold pursuant to such registration for the account of the Holders) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such registration.

2.6  Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 2:

2.6.1.                     To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which any of them may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations, (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability, or action to the extent that a Violation occurs solely as a result of written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

2.6.2.                     To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely as a result of written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.6.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that (a) the indemnity agreement contained in this subsection 2.6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder(which consent shall not be unreasonably withheld), and (b) in no event shall any indemnity obligation under this subsection 2.6.2 exceed the gross proceeds from the offering received by such Holder

2.6.3.                     Promptly after receipt by an indemnified party under this subsection 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this subsection 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this subsection 2.6 to the extent of the prejudice incurred, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this subsection 2.6.

2.6.4.                     If the indemnification provided for in this subsection 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided, however, that in no event shall any contribution obligation of a Holder under this subsection 2.6.4 exceed the gross proceeds from the offering received by the Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

2.6.5.                     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.6.6.                     The obligations of the Company and Holders under this subsection 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.7  Reports Under Securities Exchange Act of 1934.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

2.7.1.                     make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement relating to the initial public offering filed by the Company;

2.7.2.                     take such action, including the voluntary registration of the Shares under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement relating to the initial public offering filed by the Company is declared effective;

2.7.3.                     file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

2.7.4.                     furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement relating to the initial public offering filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.8  Assignment/Transfer of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Section 2; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

2.9  Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the written consent of the holders of a majority in interest of the Registrable Securities, grant to any Person any registration rights with respect to securities of the Company, or enter into any agreement, that would entitle the holder thereof to have securities owned by it included in a registration requested pursuant to Section 2 unless the rights of the holder are subordinate to the rights of the Holders under this Agreement.

2.10 Termination of Prior Rights.

The provisions of this Section 2 shall be deemed to supercede the provisions of Exhibit B of the Preferred Stock Purchase Agreement dated as of April 29, 1999 between the Company and Edison, and the provisions of Exhibit B of the Class B Preferred Stock Purchase Agreement dated as of July 6, 2001 between the Company and Envest, which shall be deemed of no further force or effect.

3.  Right of Co-Sale.

3.1  Co-Sale Notice.

Hewitt agrees that if he proposes to sell or transfer any of his Shares other than in an transaction described in Section 3.6.3, then he shall promptly give written notice (the “Co-Sale Notice”) to the Investor at least 20 days prior to the closing of such sale or transfer. The Co-Sale Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

3.2  Right to Participate.

The Investor shall have the right (the “Co-Sale Right”) to participate in such sale or transfer of Shares on the terms and conditions set forth in the Co-Sale Notice. To the extent that the Investor exercises such right of participation in accordance with the terms and conditions set forth below, the number of Shares that Hewitt may sell in the transaction shall be correspondingly reduced.

3.3  Extent of Co-Sale Right.

The Investor may sell the number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Co-Sale Notice by (ii) a fraction, the numerator of which is the number of Shares issued or issuable pursuant to the Warrant and owned by the Investor at the time of the sale or transfer and the denominator of which is the sum of (x) the number of Shares issued or issuable pursuant to the Warrant and owned by the Investor at the time of sale or transfer, and (y) the number of Shares owned by Hewitt at the time of the sale or transfer.

3.4  Delivery of Shares by Investor.

Upon receipt of the Co-Sale Notice, if the Investor elects to participate in such sale or transfer pursuant to this Section 3, the Investor shall effect its participation in the sale by delivering to Hewitt, within 15 days of Investor’s receipt of the Co-Sale Notice, a written notice of Investor’s intent to participate in the sale or transfer and setting forth the number of Shares Investor intends to sell or transfer in exercise of the Co-Sale Right.

3.5  Future Exercises of Co-Sale Right.

The exercise or non-exercise of the rights of the Investor hereunder to participate in one or more sales of Shares made by Hewitt shall not adversely affect its rights to participate in subsequent sales of Shares pursuant to this Section 3.

3.6  Extent of Co-Sale Right.

3.6.1.                     The Co-Sale Right will terminate upon the Initial Public Offering of the Company.

3.6.2.                     Any new, substituted or additional securities which are by reason of any recapitalizations of the Company distributed with respect to the Shares presently held by Hewitt shall be immediately subject to the Co-Sale Right set forth in this Section 3.

3.6.3                        Notwithstanding anything to the contrary in this Section 3,

(a)                                  Hewitt may sell or transfer shares without triggering the Co-Sale Right: (a) to (i) his spouse, parents or lineal descendants (the “Approved Affiliates”), (ii) a trust, the beneficiaries of which are Hewitt and Approved Affiliates, (iii) a corporation, the sole stockholders of which are Hewitt or Approved Affiliates, (iv) a limited partnership, the general partner of which is (x) Hewitt or an Approved Affiliate or (y) a corporation, limited partnership or limited liability company, provided that the majority of the voting power of the limited partnership is owned ultimately by Hewitt or Approved Affiliates, (v) a corporation, limited partnership or limited liability company, the majority of the voting power of which is owned by Hewitt or Approved Affiliates or (vi) an Affiliate of Hewitt; or (b) in the case of Hewitt’s death, by will or by laws of intestate succession to executors, administrators, testamentary trustees, legatees or beneficiaries (each of the foregoing, a “Permitted Transferee”); provided, however, that prior to any Transfer, such Permitted Transferee agrees in writing to be bound by the provisions of this Section 3 as a party.

(b)                                 Hewitt may also sell or transfer Shares without triggering the Co-Sale Right, provided that the aggregate amount of any sales or transfers does not exceed ten percent (10%) of the total number of Shares owned (beneficially and of record) by Hewitt as of the date of this Agreement.  Any sale or transfer pursuant to this Section 3.6.3(b) shall permit the Transferee to hold such stock without being subject to any of the provisions of this Agreement.

3.6.4.  The Co-Sale Right will be subordinate to the pro rata rights to participate in sales of Shares by Hewitt pursuant to Section 8(b) of each of the Preferred Stock Purchase Agreement dated April 29, 1999 between the Company and Edison, and the Class B Preferred Stock Purchase Agreement dated July 6, 2001 between the Company and Envest.

4.  Preemptive Rights.

4.1  Preemptive Rights.

In the case of the proposed sale or issuance of, or the proposed granting by the Company of, any equity securities of the Company to any third party, other than any Excluded Shares, then each of Investor and the Class A Preferred Holders shall have the right, on the same terms as those of the proposed sale, issuance or grant during a reasonable period of time no more than thirty (30) days after the Company has given notice to each of Investor and the Class A Preferred Holders of such proposed sale, issuance or grant, to purchase a sufficient number of shares of the equity securities proposed to be sold, issued or granted to maintain their respective percentage ownership of the outstanding Shares of the Company (including for purposes of such calculation the shares of Class A Common Stock that Investor would be entitled to receive upon exercise of the Warrant) represented by their then-existing holdings of Registrable Shares (or Warrants or Shares convertible into Registrable Shares) as of the date of such notice.  The price or prices and terms for such equity securities shall be identical to the price or prices and terms at which such equity securities are proposed to be offered for sale or issuance or granted to others.  The obligation of Investor and/or the Class A Preferred Holders to purchase equity securities pursuant to this Section 4.1 will be conditioned upon the actual sale by the Company of the equity securities to the third parties that are the subject of the Preemptive Rights Notice (as defined below).

4.2  Preemptive Rights Notice.

If the Company desires to sell or issue any of its equity securities, other than Excluded Shares , the Company shall deliver a notice in the manner specified in Section 8.4 (“Preemptive Rights Notice”) to the Investor and the Class A Preferred Holders stating (i) its bona fide intention to offer such securities for sale, (ii) the number of such securities proposed to be sold if Investor and the Class A Preferred Holders do not exercise their rights under this Section 4, and (iii) the price and terms upon which it proposes to offer such securities for sale.

4.3  Termination.

(a)                                  The preemptive rights set forth in this Section 4 shall terminate upon the effective date of the registration statement pertaining to a Qualified Public Offering.

(b)                                 The provisions set forth in this Section 4 shall be deemed to supersede the provisions of Section 2(b)(viii) of the Preferred Stock Purchase Agreement dated April 29, 1999 between the Company and Edison, and Section 2(b)(viii) of the Class B Preferred Stock Purchase Agreement dated July 6, 2001 between the Company and Envest, which shall be deemed of no further force or effect.

5.  Put Right.

5.1   Exercise of Put.

Upon the occurrence of a “Put Event” (as defined below), the Investor and its affiliates and permitted transferees who hold the Warrant or Shares issued upon exercise of the Warrant or any new, substituted or additional securities or other property which are by reason of any recapitalizations or reorganization of the Company issued or issuable upon exercise of the Warrant or in lieu of or as a replacement for such Shares (collectively, with the Warrant, the “Put Shares”) shall have the right to require the Company to redeem all, but not less than all, of the Put Shares at a price per Share (the “Redemption Price”), whether outstanding or issuable upon exercise of the Warrant , equal to the “Corporate Equity Value” per share of the Put Shares.  For the purposes of this Section 5, the “Corporate Equity Value” of the Company shall be defined as the difference between (1) the “Corporate Value” of the Company and (2) the total outstanding indebtedness of the Company as set forth on the Company’s balance sheet dated as of the last day of the calendar quarter next preceding the month in which the Put Event occurs. “Corporate Value” shall be defined as the product of (X) the Company’s trailing twelve (12) months Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) multiplied by (Y) six (6) plus (Z) the Company’s cash on hand as of the last day of the calendar quarter next preceding the month in which the Put Event occurs.  The per share calculation of Corporate Equity Value shall take into account all Shares and the net value of all securities convertible or exercisable into Shares, including the Shares for which any unexercised portion of the Warrant may be converted.

5.1.1                        To exercise this put right, the Investor, affiliate or permitted transferee shall deliver to the Company a written notice of exercise of the Put Right setting forth the Put Event on which such exercise is based. No later than ninety (90) days following the date of such notice (the “Put Date”), the Company shall effect the redemption by paying the Put Price.

5.1.2                        In the event that the Company cannot arrange financing for the Put Price on terms reasonably acceptable to it after using commercially reasonable efforts to do so for a period of ninety (90) days following the Put Date, or if payment by the Company of the Put Price for the Put Shares would cause the Company to be in default pursuant to the terms of indebtedness senior in priority to the indebtedness incurred pursuant to the Loan, the Company shall pay the Put Price to the Investor by delivery to the Investor of the Company’s promissory note in the original principal amount of the Put Price and bearing interest at the annual rate of fifteen percent (15%).  This promissory note will be due and payable on the first anniversary date of its issuance, and will be payable on a pari passu basis with the Loan.

5.2                               Put Event.

For purposes of this Section 5, a “Put Event” shall mean (A) the third anniversary date of this Agreement, or (B) the effective date of an initial public offering of Shares by Issuer registered under the 1933 Act that is not a Qualified Public Offering.  The rights of Investor under this Section 5 shall terminate on the earliest to occur of (i) the tenth anniversary date of this Agreement, or (ii) the effective date of a Qualified Public Offering if the stock price per share in such offering exceeds the Corporate Equity Value per share.

6.  Covenants.

•                                          Until a Qualified Public Offering, so long as the Warrant is outstanding and/or the Investor holds any Warrant Shares:

6.1  Financial Statements and Reports.

Until such time as no portion of the Warrant or the Warrant Shares is held by the Investor, the Company shall furnish to the Investor (i) within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited balance sheet of the Company as of the close of such fiscal year, an audited income statement of the Company for such fiscal year, and audited statements of cash flows for the Company for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with that of the preceding year, in such form as has customarily been prepared by the Company, audited by the Company’s independent certified public accountants, and, if a management letter is prepared by such accountants, a copy of such management letter; (ii) within forty-five (45) days of the end of each calendar quarter, balance sheets of the Company as of the close of such quarter and an income statement of the Company for such quarter, all in reasonable detail, and prepared on the basis of accounting principles consistently applied; and (iii) with reasonable promptness, such other financial data as the Investor may reasonably request from time to time.

6.2  Maintenance of Books and Records, Inspection.

The Company shall maintain financial records in accordance with GAAP, and permit representatives of the Investor to have access to such financial records at reasonable times during normal business hours and to make inspections thereof and such excerpts from such records as such representatives deem necessary.

6.3  Insurance.

The Company shall maintain, in amounts customary for entities engaged in comparable business activities, life, fire, liability and other forms of insurance on its properties against such hazards and in at least such amounts as are customary in the Company’s business.

6.4  Taxes and Assessments.

The Company shall duly pay and discharge all taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties attach unless and to the extent only that such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Company, and the Company shall have set aside on its books such reserves as are required by GAAP, consistently applied, with respect to any such tax, assessment or charge so contested.

6.5  Company Existence; Franchises.

The Company shall maintain its existence as a corporation in good standing in the state of its incorporation and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is required by applicable law. The Company shall keep its corporate franchises, if any, in full force and effect and duly observe and conform to all valid requirements of any governmental authority relative to the conduct of its business and to its property and assets and maintain and keep in force all franchises, licenses and permits necessary to the lawful and proper conduct of its business.

6.6  Compliance with Law and Agreements.

The Company shall maintain its business operations and property owned or used in connection therewith in compliance in all material respects with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures, mortgages and deeds of trust to which the Company is a party or by which the Company or any of its properties is bound.

6.7  Access to Company Representatives.

The Company will make appropriate officers of the Company available to Investor on a reasonable basis for consultation with respect to matters related to the business and affairs of the Company, including but not limited to significant changes in and compensation of the management personnel of the Company.

6.8  Notice of Litigation.

The Company shall give notice, in writing, to the Investor of (i) any actions, suits or proceedings instituted by any persons whomsoever against the Company that could materially adversely affect the Company, and (ii) any dispute between the Company on the one hand and any governmental regulatory body on the other hand, which dispute might interfere with the normal operations of the Company; provided, however, that the Investor shall not disclose any such information to any third party other than the Investor’s counsel except to the extent compelled to do so by legal process or law or otherwise authorized by the Company.

6.9  ERISA Plans.

Promptly during each year, Borrower shall pay contributions that in the judgment of the chief financial officer of the Company, after reasonable inquiry, are believed adequate to meet at least the minimum funding standards set forth in Sections 302 through 305 of the Employee Retiree Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit pension plan of the Company covered by ERISA (each a “Plan”); file each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such Plan for each year; and promptly notify the Investor of the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) that might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

6.10  Merger of the Company.

The Company will not merge or consolidate with any person, corporation, limited liability company, partnership, association, or other entity, unless the surviving entity in the merger is the Company or a wholly-owned subsidiary of the Company and the surviving entity in the merger has stockholders equity (or comparable measure of net worth) on a pro forma basis as of the last day of the calendar quarter immediately preceding the consummation of the merger at least equal to the stockholders equity (or comparable measurement of net worth) of the Company as of that date.

6.11 Affiliated Transactions

The Company will not enter into any transaction with a director or executive officer of the Company, or with any person or entity owned or controlled by or affiliated with a director or executive officer of the Company, other than on an arms-length basis and on terms and conditions no less favorable to the Company than could be obtained from an unrelated person or entity or after approval by a majority of the disinterested members of the Board of Directors of the Company after full disclosure of the terms thereof.

7.  Distribution Restrictions.

Investor shall be entitled to receive with respect to each unexercised share represented by the Warrant, as declared by the Board of Directors of the Company for the Class A Common Stock, out of funds legally available for that purpose, dividends in cash, common stock or other property on an equivalent basis with the Class A Common Stock so that each unexercised share will be treated as if it had been converted into share of Class A Common Stock as provided in the Warrant.

8.  Miscellaneous

8.1  Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2  Governing Law.

This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Virginia, without reference to principles of conflicts of laws or choice of laws.

8.3  Headings and Captions.

The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4  Notices.

Unless otherwise provided, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth below or at such other address as any party may designate by five days advance written notice provided in accordance with this Section 8.4:

If to the Holder:	JTH Tax, Inc.
4575 Bonney Road
Virginia Beach, Virginia 23462
Attention: Raymond A. Dunn
Facsimile: (757) 493-0169

With a copy to:	Troutman Sanders Mays & Valentine LLP
2525 Dominion Tower
999 Waterside Drive
Norfolk, Virginia 23510
Attention: James J. Wheaton
Facsimile: (757) 687-7701

If to the Company:	Envest Ventures I, LLC
2101 Parks Avenue, Suite 401
Virginia Beach, VA 23451
Attention: John Garel
Facsimile: (757) 437-3884

With a copy to:	Williams, Mullen, Clark & Dobbins, P.C.
One Columbus Center, Suite 900
Virginia Beach, VA 23462
Attention: John M. Paris, Jr., Esq.
Facsimile: (757) 473-0395

If to Edison:	Edison Venture Fund IV, L.P.

Attention:
Facsimile:

With a copy to:	Alan I. Goldberg, Esq.
2828 Charter Road, Suite 101
Philadelphia, PA 19154

If to Scott Lake:

Attention:
Facsimile:

With a copy to:

Attention:
Facsimile:

8.5  Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company and the holders of (a) with respect to any amendment to the rights provided for in Sections 2 and 4, a written consent of the holders of at least seventy-five percent (75%) of the Registrable Securities held, and (b) with respect to any other amendments to this Agreement, the consent of the holders of the seventy-five percent (75%) of the outstanding Investor Shares. Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon each holder of Registrable Securities then outstanding, each future holder of Registrable Securities and the Company.

8.6  Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.7  Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  However, the parties agree that as except as provided in Sections 2.10 and 4.3(b), this Agreement shall not be deemed to modify or otherwise affect the agreements contained in the Preferred Stock Purchase Agreement dated April 29, 1999 between the Company and Edison, or the Class B Preferred Stock Purchase Agreement dated July 6, 2001 between the Company and Envest.

8.8  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9  Termination.

Except as otherwise expressly set forth herein with respect to certain sections of this Agreement, this Agreement, other than Sections 2, 4 and those sections necessary to give effect to Sections 2 and 4, shall terminate at such time as the Investor and its permitted transferees and their respective affiliates no longer hold the Warrant or any Shares.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JTH TAX, INC.

By:	/s/ John T. Hewitt
John T. Hewitt
President and Chief Executive Officer

ENVEST VENTURES I, LLC

By:	/s/ John Garel
John Garel
Senior Managing Director

EDISON VENTURE FUND IV, LLC

By:	/s/ Gary P. Golding
Name: Gary P. Golding
Title: General Partner

/s/ John T. Hewitt

JOHN T. HEWITT

SCOTT LAKE HOLDINGS LTD.

By:	/s/ J. Gary Ibbotson
J. Gary Ibbotson
President